Exhibit 6.3

STRATEGIC PARTNERSHIP AND JOINT DEVELOPMENT AGREEMENT

This Strategic Partnership and Joint Development Agreement (the “Agreement”) is made and entered into as of the 14th day of December, 2018 by and between Prometheum, Inc. (“Prometheum” or the “Company”) a Delaware corporation, with offices located at 120 Wall Street, New York, NY 10005 and Shanghai Wanxiang Blockchain Inc. (“Wanxiang”) having offices at 12/F, No. 463, Tanggu Road, Shanghai 200085, a People’s Republic of China Corporation. Wanxiang and Prometheum are collectively referred to as the “Parties” or each a “Party”.

WHEREAS, Prometheum has a need to innovate and develop its systems and products for the implementation of Prometheum’s ecosystem for the creation distribution, trading, clearing, settlement and custodial services for crypto-securities (the “Ecosystem”) in compliance with the United States Federal Securities Laws;

WHEREAS, a partner of Wanxiang has entered into a Stock Purchase Agreement making an equity investment in Prometheum and has also entered into a Technology Agreement with Prometheum;

WHEREAS, Wanxiang has established itself as a leading developer of both blockchain and trading technologies, which are in current use, and have demonstrated varied commercial usage, utility and functionality of same;

WHEREAS, the Parties are committed and will facilitate, develop and advance Prometheum’s Ecosystem, as set forth in documents and materials previously provided to Wanxiang and or its Partners, as defined in the Technology Agreement, it being understood that development of the Ecosystem may necessitate change to those documents and materials; and

WHEREAS, the Parties are committed to share resources and efforts to expeditiously implement the Ecosystem’s functionality and advance Prometheum’s competitive advantages in the furtherance of implementation and development of the Ecosystem.

WITNESSETH

Now, therefore, in consideration of the mutual covenants contained herein and for such other good and valuable consideration, the receipt and adequacy which are hereby acknowledged, it is agreed as follows:

1.	Incorporation of Whereas Clauses. The “Whereas” and the “Witnesseth” clauses set forth above are incorporated herein by reference and form a material part of this Agreement.

2.	Intent and Purpose

a.	This Agreement contemplates strategic development between Prometheum and Wanxiang so that the “Technology” commitment to Prometheum by Wanxiang’s partner are assured and fully satisfied, including without limitation the use of Wanxiang’s or its Partners blockchain and trading system software and expertise as set forth in the Technology Agreement.

b.	It is the purpose of this document to memorialize and announce the joint intent of the Parties that Prometheum obtain the benefit of Wanxiang’s goodwill, including without limitation, Wanxiang’s technology resources, industry contacts, intellectual capital, and community building mechanisms in furthering Prometheum’s business plan and Ecosystem, as set forth in the Technology Agreement.

3.	Expenses. Each Party shall bear their own expenses unless otherwise agreed to in writing.

4.	Term. The term of this Agreement shall correspond to the period that Wanxiang or its partners own ten percent (10%) or more of the common stock of Prometheum.

5.	Further Assurances. The Parties hereto shall at any time and from time to time take all such actions, as reasonably requested by the other Parties for the purposes of implementing and effectuating the provisions and intent of this Agreement.

6.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged herein.

7.	Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Parties hereto.

8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their assigns. No Party hereto may assign this Agreement, or any rights or obligations hereunder or thereunder without the prior written consent of the other Party.

9.	Governing Law; Jurisdiction. This Agreement and all questions concerning the construction, validity, enforcement and interpretation of this Agreement and all the transactions governed hereby shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings or action concerning the interpretations, enforcement and defense of this this Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute regarding this Agreement and hereby irrevocably waives, and agrees not to assert in any legal proceeding or action, any claim that it is not personally subject to the jurisdiction of any such court, that such legal proceeding or action is improper or is an inconvenient venue for such legal proceeding or action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such legal proceeding or action by emailing or mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the email of the receiving Party, Wanxiang agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any Party shall commence any legal proceeding or action to enforce any provision of this Agreement, then, the prevailing Party in such legal proceeding or action shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such legal proceeding or action.

10.	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.

11.	WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Strategic Partnership and Joint Development Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SHANGHAI WANXIANG BLOCKCHAIN INC.

By:	/s/ Xiao Feng
Name: Dr. Xiao Feng
Title: Chairman

PROMETHEUM, INC.

By:	/s/ Martin H. Kaplan
Name: Martin H. Kaplan
Title: Chairman